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                                                                       exhibit j

                          Independent Auditors' Consent


The Shareholders and Board of Trustees of the Salomon Funds Trust:

We consent to the incorporation by reference, in this registration statement, of our report dated February 13, 2004, on the statements of assets and liabilities, including the schedules of investments, of the Salomon Brothers National Tax Free Bond Fund, Salomon Brothers California Tax Free Bond Fund, Salomon Brothers New York Tax Free Bond Fund, and Salomon Brothers Mid Cap Fund of the Salomon Funds Trust (the "Funds") as of December 31, 2003, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.


                                                                KPMG LLP


New York, New York
April 26, 2004